As filed with the Securities and Exchange Commission on December 8, 2022

Registration No. 333-268038

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ENSYSCE BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	82-2755287
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7946 Ivanhoe Avenue, Suite 201

La Jolla, California 92037

(858) 263-4196

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Lynn Kirkpatrick

President, Chief Executive Officer & Director

7946 Ivanhoe Avenue, Suite 201

La Jolla, California 92037

(858) 263-4196

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric D. Kline, Esq. Gregory J. Rubis, Esq.	John D. Hogoboom, Esq. Tracy F. Buffer, Esq.
Troutman Pepper Hamilton Sanders LLP	Lowenstein Sandler LLP
Union Trust Building 501 Grant Street, Suite 300	1251 Avenue of the Americas New York, New York 10020
Pittsburgh, Pennsylvania 15219	Telephone: (212) 262-6700
Telephone: (412) 454-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-268038

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Ensysce Biosciences, Inc. (the “Company”), as declared effective by the Securities and Exchange Commission (the “SEC”) on December 6, 2022, is being filed for the sole purpose of filing updated Exhibits 4.10 and 4.11 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

No.	Description of Exhibit
4.10	Form of warrant in connection with this offering
4.11	Form of pre-funded warrant in connection with this offering.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, State of California, on December 8, 2022.

ENSYSCE BIOSCIENCES, INC.

By:	/s/ Dr. Lynn Kirkpatrick
Name:	Dr. Lynn Kirkpatrick
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 8, 2022.

Name		Title

By:	/s/ Dr. Lynn Kirkpatrick	President, Chief Executive Officer and Director
	Dr. Lynn Kirkpatrick	(Principal Executive Officer)

By:	/s/ David Humphrey	Chief Financial Officer, Secretary and Treasurer
	David Humphrey	(Principal Financial and Accounting Officer)

By:	*	Director
Andrew Benton

By:	*	Director
William Chang

By:	*	Director and Chairman of the Board
Bob Gower

By:	*	Director
Adam Levin

By:	*	Director
Steve Martin

By:	*	Director
Lee Rauch

By:	*	Director
Curtis Rosebraugh

* /s/ Dr. Lynn Kirkpatrick
By	Dr. Lynn Kirkpatrick
Attorney-in-fact